QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Rosanne Palacios Vice President of Marketing International Bancshares Corporation (956) 726-6636 (Laredo)	Judy Wawroski Vice President International Bancshares Corporation (956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION INCREASES
CASH DIVIDEND

LAREDO, TX, .....August 28, 2002......International Bancshares Corporation ("IBC") today announced that on August 22, 2002, the Board of Directors approved the declaration of a thirty seven-cents (.37) per share cash dividend for shareholders of record as of September 27, 2002, payable on October 15, 2002. The cash dividend just announced is payable on shares after the effect of the 25% stock dividend distributed on June 12, 2002, which dividend amount represents a 15.62% increase from the cash dividend paid on April 15, 2002, on an adjusted per share basis.

"This increase in the cash dividend was made possible because of the strong performance of IBC, " said Dennis E. Nixon, Chairman of the Board and CEO of IBC. "It is the inclination of the Board to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC's financial position, acquisition opportunities and general business conditions at the time."

On August 6, 2002, the company reported earnings for the first six months of 2002. Net income and earnings per share for the first six months of 2002 were $41.9 million or $1.30 per share-basic ($1.27 per share diluted) compared to $41.5 million or $1.25 per share basic ($1.23 per share-diluted) in the corresponding 2001 period. The per share data is fully adjusted for stock dividends, the most recent of which was a 25% stock dividend declared on May 20, 2002. Total assets at June 30, 2002, were $6.7 billion compared to $5.8 billion at June 30, 2001.

IBC (NASDAQ: IBOC) is a $6.7 billion multi-bank financial holding company headquartered in Laredo, Texas, with more than 100 facilities and more than 190 ATMs serving 40 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from the SEC filings site located at http://www.sec.gov/edgar.shtml.

QuickLinks

EXHIBIT 99
INTERNATIONAL BANCSHARES CORPORATION INCREASES CASH DIVIDEND